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                                                                   Exhibit 10.38

                         WHEELABRATOR TECHNOLOGIES INC.
                         CORPORATE INCENTIVE BONUS PLAN
                 (AS AMENDED AND RESTATED AS OF MARCH 13, 1995)
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1.  PURPOSE.  The principal purpose of the Wheelabrator Technologies Inc.
Corporate Incentive Bonus Plan (the "Plan") is to advance the interests of Wheelabrator Technologies Inc. (the "Company") by providing for annual bonuses for corporate officers and other key employees of the Company, its direct and indirect subsidiaries and its direct or indirect parent companies (collectively, the "Affiliates"), so as to attract and retain such officers and key employees, make their compensation competitive with other opportunities, and to the extent provided herein provide them with an incentive to strive to achieve the Company's financial and other business objectives.

2. ADMINISTRATION. With respect to participation in the Plan by individuals who are either executive officers of the Company or the chief operating officer of one of the Company's principal operating groups (the "Operating Group Officers"), the Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Board may in its discretion designate the Board or a committee other than the Committee to administer the Plan, in which event the Board or such other committee shall be deemed the "Committee" hereunder. Notwithstanding the foregoing, with respect to participation in the Plan by key employees who are not described in the first sentence of this Section 2, the Plan shall be administered by a management committee composed of the Company's Chairman of the Board, President and Chief Operating Officer, and Chief Financial Officer (or one or more persons designated by them), and all references herein to the "Committee" shall be deemed to mean such committee as to matters involving the participation in the Plan of such individuals who are not described in the first sentence of this Section 2..

3.  ELIGIBILITY;  TERMINATION OF EMPLOYMENT.

     (a) Participants in the Plan shall be selected by the Committee on an annual basis from among the officers or other key employees of the Company or any of its Affiliates.

     (b) Notwithstanding the foregoing, individuals who become eligible to participate in the Plan after the beginning of a calendar year (a "Plan Year") shall, subject to selection and approval by the Committee, be entitled to a bonus prorated to reflect such participant's number of months of participation during the Plan Year.

     (c) A participant whose employment with the Company or its Affiliates terminates during the Plan Year shall not be entitled to the payment of a bonus under the Plan, except as the Committee may otherwise determine in its sole discretion.
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Nothing contained in the Plan shall confer upon any participant any right to be continued in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any of its Affiliates to terminate a participant's employment at any time.

4.  BONUSES.

     (a) Each participant in the Plan shall be eligible to receive such bonus, if any, for each Plan Year as may be payable pursuant to the applicable performance criteria described below. The Committee shall, on an annual basis, establish a "target bonus" for each participant equal to a percentage of such participant's annual base salary as of the last day of such Plan Year.

     (b) Participants shall have their bonuses, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period or the current year's budget) in any one or more of the following measurements: the Company's revenue, earnings per share of common stock (the "Common Stock"), pretax income, pretax income net of earnings from equity investees, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return or return on sales, or any individual performance objective which is measured solely in terms of the attainment of quantitative targets related to the Company's business, or any combination thereof. The Committee shall for each Plan Year establish the performance goal or goals from among the foregoing to apply to each participant and a formula or matrix prescribing the extent to which such participant's target bonus shall be earned based upon the degree of achievement of such performance goal or goals. The Committee may also designate any other factor or factors to serve as performance goals. The Committee may determine that the bonus payable to any participant shall be based upon the attainment of performance goals comparable to those specified above but in whole or in part applied to the results of an Affiliate, a subsidiary, business unit, operating group, division or department of the Company.

     (c) A participant whose target bonus or performance goals are changed by the Committee during the Plan Year to reflect a change in responsibilities or otherwise shall have his or her bonus award, if any, based on the amount of base salary earned and the performance goals applicable while in each target bonus category during the Plan Year.

     (d) The earnings per share of the Common Stock for any year shall be as determined by the Company's independent public accountants on a primary, rather than fully-diluted, basis. All financial measurements which are used as the

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performance goals set forth in this Section 4 (or as a component of such performance goals) shall be determined in accordance with generally accepted accounting principles, excluding the effects of changes in accounting standards or methods and special, unusual or nonrecurring events that would have the effect of reducing bonuses otherwise payable hereunder.

     (e) The Committee may, in its sole discretion, (i) award or increase the amount of bonuses payable to one or more participants even though not earned in accordance with the performance goals established pursuant to this Section 4, or
(ii) decrease the amount of bonuses otherwise payable to one or more participants even though earned in accordance with the performance goals established pursuant to this Section 4. No bonus shall be payable in any event to the Chief Executive Officer or Chief Operating Officer of the Company if the Committee determines that he has not established programs and systems which are adequate to further the implementation of each of the Principles in the Wheelabrator Technologies Inc. Environmental Policy.

5. PAYMENT. Subject to Section 6 below, payment of bonuses for any Plan Year shall be made in cash as promptly as practicable after the end of such Plan Year.

6. DEFERRAL. In accordance with procedures to be established by the Committee, a participant in the Plan may elect to defer payment of all or any portion of a bonus award which may be earned under the Plan for a Plan Year. Amounts so deferred shall be credited by the Company to a bookkeeping account for the participant and shall be deemed to be invested, pursuant to elections made by the participant from time to time, in accordance with procedures to be established by the Committee, in shares of Common Stock or such other investment vehicles as the Committee may authorize from time to time for this purpose. The Committee shall also have the authority on an annual basis at the time it selects participants for any Plan Year to condition such selection upon receipt of an agreement from one or more participants, containing such terms and conditions as the Committee deems appropriate, to defer in the manner herein specified, as a deemed investment in shares of Common Stock, payment of all or a portion of any bonus award which may be earned under the Plan. Subject to such conditions and limitations as the Committee may approve, amounts deferred pursuant to this Section 6 shall be paid upon termination of the participant's employment by reason of retirement, death or permanent disability or otherwise, either in a lump sum or in installments as determined by the Company.

7. ADJUSTMENTS FOR CHANGES IN STOCK; MERGERS; ETC. In the event of dividends payable in Common Stock or in the case of the subdivision or combination of Common Stock (or in the case of any of the foregoing events involving common stock of any Affiliate upon whose results a portion of a bonus award is based), appropriate revision shall be made in any earnings per share criteria established by the Committee pursuant to Section 4 above. In the event of a Change in Control (as such term is defined in the Wheelabrator Technologies Inc. 1992 Stock Option Plan, as amended from time

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to time) of the Company (i) the Plan Year shall end as of the end of the calendar quarter coincident with or next following the date of such Change in Control (or such other date as established by the Committee), (ii) the Committee shall cause any bonus awards payable to participants to be promptly calculated and (iii) the Company shall pay such bonus awards to participants as promptly as practicable following the Committee's determination, notwithstanding any other Plan provision to the contrary. In calculating the bonuses payable to participants in connection with a Change in Control, the Committee is authorized to take into consideration such factors as the shortened Plan Year, and any other equitable adjustments to the formulae or matrices established by the Committee pursuant to Section 4 as it deems appropriate.

8. PARTICIPANT'S INTERESTS. A participant's interest in any bonus awards hereunder (including any payment deferred as contemplated by Section 6 hereof) shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. None of the Company, the Board, or the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to save or set aside funds therefore.

9. NON-ALIENATION OF BENEFITS; BENEFICIARY DESIGNATION. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a participant to designate one or more beneficiaries to whom any bonus payment the Committee determines to make and any deferred amounts would be payable in the event of the participant's death.

10. WITHHOLDING FOR TAXES. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

11. NO EMPLOYMENT RIGHTS. The Plan is not a contract of employment and participation in the Plan will not cause any participant to have any rights to continue as an employee of the Company or any of its Affiliates, or any right or claim to any benefit under the Plan except as specifically provided herein.

12. GENDER AND NUMBER. Where the context admits, words denoting men include women, the plural includes the singular, and the singular includes the plural.

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13.  COMMITTEE OR COMPANY DETERMINATIONS FINAL.  Each determination provided for in the Plan shall be made by the Committee or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Committee or the Company and shall be made in the sole discretion of the Committee or the Company as the case may be. Any such determination shall be conclusive.

14. AMENDMENT OR TERMINATION. The Committee may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant's right to receive a distribution as previously awarded or a deferred payment owed to such participant, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Committee may otherwise determine.

15. SUCCESSORS. The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

16. CONTROLLING LAW. The Plan shall be construed in accordance with the internal laws of the State of Illinois.

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